SCHEDULE 14A

                               (RULE 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14(A) INFORMATION

        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (AMENDMENT NO. _________)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[X]  Soliciting Material Under Rule 14a-12

                                 GPU, INC.
                                 ---------
              (Name of Registrant as Specified in Its Charter)

          --------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies: N/A
     (2)  Aggregate number of securities to which transaction applies: N/A
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          N/A
     (4)  Proposed maximum aggregate value of transaction: N/A
     (5)  Total fee paid: N/A

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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     (4)  Date Filed: N/A

                  SAFE HARBOR STATEMENT UNDER THE PRIVATE

                 SECURITIES LITIGATION REFORM ACT OF 1995

This presentation contains forward-looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of FirstEnergy Corp. and GPU, Inc. are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties set forth in FirstEnergy's and GPU's filings with the SEC, including risks and uncertainties relating to: failure to obtain expected synergies from the merger, delays in obtaining or adverse conditions contained in any required regulatory approvals, changes in laws or regulations, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, availability and pricing of fuel and other energy commodities, legislative and regulatory changes (including revised environmental and safety requirements), availability and cost of capital and other similar factors. Readers are referred to FirstEnergy's and GPU's most recent reports filed with the Securities and Exchange Commission.


ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, FirstEnergy Corp. and GPU, Inc. will file a joint proxy statement/prospectus with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT / PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement / prospectus (when available) and other documents filed by FirstEnergy and GPU with the Commission at the Commission's Web site at http://www.sec.gov. Free copies of the joint proxy statement / prospectus, once available, and each company's other filings with the Commission may also be obtained from the respective companies. Free copies of FirstEnergy's filings may be obtained by directing a request to FirstEnergy Corp., Investor Services, 76 S. Main St., Akron, Ohio 44308-1890, Telephone: 1-800-736-3402. Free copies of GPU filings may be obtained by directing a request to GPU, Inc., 300 Madison Ave., Morristown, NJ 07962-1911, Telephone: 1-973-401-8204.

FirstEnergy, its directors, certain executive officers, and certain other employees (Thomas M. Welsh, manager of Communications, and Kurt E. Turosky, manager of Investor Relations) may be deemed under the rules of the Commission to be "participants in the solicitation" of proxies from the security holders of FirstEnergy in favor of the merger. FirstEnergy's directors, and executive officers beneficially own, in the aggregate, less than 1% of the outstanding shares of FirstEnergy common stock. Security holders of FirstEnergy may obtain additional information regarding the interests of the "participants in the solicitation" by reading the joint proxy statement/prospectus relating to the merger when it becomes available.

GPU, its directors (Theodore H. Black, Fred D. Hafer (Chairman; CEO and President), Thomas B. Hagen, Robert Pokelwaldt, John M. Pietruski, Catherine A. Rein, Bryan S. Townsend, Carlisle A.H. Trost, Kenneth L. Wolfe and Patricia K. Woolf), certain executive officers (Ira H. Jolles (Senior Vice President and General Counsel), Bruce L. Levy (Senior Vice President and CFO) and Carole B. Snyder (Executive Vice President Corporate Affairs)) and certain other employees (Jeff Dennard (Director of Corporate Communications), Joanne Barbieri (Manager of Investor Relations) and Ned Raynolds (Manager of Financial Communications)) may be deemed under rules of the commission to be "participants in the solicitation" of proxies from the security holders of GPU in favor of the merger. GPU's directors, and executive officers beneficially own, in the aggregate, less than 1% of the outstanding shares of GPU common stock. Security holders of GPU may obtain additional information regarding the interests of "participants in the solicitation" by reading the joint proxy statement/prospectus relating to the merger when it becomes available.


                            FIRSTENERGY AND GPU
                        ANALYST TELECONFERENCE CALL
                               August 8, 2000
                               10:30 a.m. EDT


CHAIRPERSON:  Peter Burg, Chairman and CEO of FirstEnergy

OP = Operator              PB = Peter Burg          FH = Fred Hafer
RM = Richard Marsh         TA = Tony Alexander      BL = Bruce Levy
LV = Leila Vespoli         TN = Tom Navin           SP = Unidentified Speaker


OP: Good morning everyone and welcome to the FirstEnergy and GPU Analyst Teleconference Call. With us today we have Peter Burg, Chairman and Chief Executive Officer of FirstEnergy, Fred Hafer, Chairman, President, and Chief Executive Officer of GPU, and Richard Marsh, Chief Financial Officer of FirstEnergy. After the opening remarks, we will be taking questions. At that time, if you have a question, you will need to press the "1" followed by the "4" on your push-button phone. This call is being recorded and is copyrighted material, therefore please note that it cannot be recorded, transcribed or rebroadcast without the company's permission. Your participation implies consent to our recording this call. If you do not agree with these terms, simply drop off the line. Now I would like to turn the conference over to Mr. Burg. Please go ahead, sir.

PETER BURG

          Thank you, Operator. Good morning. This is Pete Burg. Thank you very much for joining us. Obviously we're very excited about the announcement that we've made this morning concerning the merger of FirstEnergy and GPU and what it means to both companies, shareholders, employees, customers, and the communities that we serve.

          As the Operator said, before I begin, I'd just note that a number of company people here with me. In particular, Rich Marsh, our Chief Financial Officer, Tony Alexander, our President, Fred Hafer, CEO of GPU, and Bruce Levy, their Chief Financial Officer are on their way. Did I say Fred was... Fred is CEO, obviously, of GPU. Bruce is CFO. They are on their way, and unfortunately they're not quite here yet. So we'll get started and hopefully they'll be here before the end of the presentation.

          I'd also note that this conference call may contain statements that are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. A complete forward-looking statement is in our press release announcing this transaction and is updated from time to time in the company's SEC filings.

          This morning we announced that the Boards of Directors of FirstEnergy and GPU unanimously approved the definitive merger agreement to combine our two companies. Under the agreement FirstEnergy will acquire all of the outstanding shares of GPU's common stock for a combination of cash and stock. I'm very excited about our combination with GPU and the opportunity that we think it'll bring to shareholders, employees, and customers.

          The consideration to be paid for GPU is approximately $4.5 billion. FirstEnergy will also assume approximately $7.4 billion of GPU's debt in preferred stock. The combined company will have an equity value of approximately $8.5 billion based upon both company's closing prices as of last Friday. We will have the sixth largest customer base in the nation.

          There may be a few of you who don't know FirstEnergy, so let me give you some brief information about our company. We are a diversified energy services holding company that was formed in 1997 as a result of a merger of Ohio Edison and Centerior Energy. FirstEnergy companies provide electricity and natural gas services and a wide array of energy-related products and services to 2.2 million customers in Northern and Central Ohio and Western Pennsylvania.

          Through this combination with GPU, we will have the size, scale, and scope to capitalize on opportunities we think in the rapidly changing energy marketplace. Together with GPU FirstEnergy will serve approximately
4.3 million customers in Ohio, Pennsylvania, and New Jersey. The combination of our two companies gives FirstEnergy the largest customer base in the PJM power pool.

          Joining our contiguous transmission and distribution systems doubles FirstEnergy's customer base in the region that we've targeted for growth. The combination of our facilities services portfolio, with GPU's MYR subsidiary, will create the fourth largest mechanical contracting and construction business in the nation with approximately $1 billion in annual revenues.

          Our merger also provides a number of other substantial strategic benefits. It will provide both near and long-term financial growth. The transaction is expected to be accretive to FirstEnergy's earnings per share and cash flow immediately upon completion. This merger also offers substantial synergies from combining our operations as well as the opportunity to realize significant revenue enhancements. Over the long run, we expect our earnings growth to accelerate from an estimate of about 5% on a standalone basis to a 7% to 8% level on a combined basis.

          A very important advantage of this transaction is that it will provide FirstEnergy the opportunity to enhance the efficiency of its generation portfolio. It provides a significant market for FirstEnergy's generation capacity and may contribute to meeting GPU's provider of last resort risk for electricity customers in Pennsylvania and New Jersey.

          FirstEnergy's experience in managing power supply requirements coupled with our planned addition of over 1,150 megawatts of peaking generation and increased utilization of existing base load capacity will help GPU decrease it's reliance on spot market purchases to meet their obligations.

          Lastly, we see significantly broadened opportunities in the unregulated marketplace. Together we will increase market and growth opportunities for FirstEnergy's natural gas resources and both companies' mechanical contracting and construction, telecommunications, and e-commerce resources.

          For instance, our merger increases our ownership in two exciting ventures already underway that we've talked to many of you about before. America's fiber network, which is positioned to reach about 35% of the national wholesale communications market, and Pantellos Corporation, which will operate an Internet-based e-marketplace for the purchase of goods and services between the energy industry and its suppliers.

          Bringing together FirstEnergy and GPU will enable us to realize our strategic vision of becoming really the premiere retail energy and related services provider in our targeted 13 state region in the Northeast quadrant of the nation. At the same time, the transaction provides substantial economic synergies that will grow both our top and bottom lines. By doubling the retail customer base and leveraging both companies' relationships, we will be able to maximize the utilization of our existing energy and related resources.

          Those resources include electricity from our more than 12,000 megawatts of generating capacity, natural gas from our exploration and production operations, fiber optic and long distance phone service from our telecommunications operations, and a wide range of energy-related services from our network of mechanical contracting and construction companies.

          This merger will provide outstanding value to both companies' shareholders. We expect near-term earnings and cash flow accretion, long-term earnings growth potential, and greater diversity to earnings, and a more competitive cost structure. Our combination will provide shareholders and customers with more value and employees with better opportunities than really either company could have achieved on a standalone basis.

          Now I turn it over to Rich Marsh to give you some of the details with respect to the merger. Rich.

RICHARD MARSH

          Thank you, Pete, and good morning everybody. Very much appreciate you taking the time to be with us on this call this morning. I'm delighted to briefly summarize the major terms of the transaction today and discuss how these will produce value for our shareholders.

          Under the agreement, GPU's shareholders will receive the equivalent of $36.50 for each share of GPU common stock that they own - payable in cash or in FirstEnergy common stock, so long as FirstEnergy's stock price is between $24.24 and $29.63. Each GPU shareholder will be able to elect the form of consideration they wish to receive, subject to pro-ration, so that the aggregate consideration to all GPU's shareholders will be 50% cash and 50% FirstEnergy common stock.

          Each GPU share converted into FirstEnergy common stock will receive not less than 1.2318 and not more than 1.5055 shares of FirstEnergy common stock. This ratio will be determined by the average closing price of FirstEnergy stock during the 20 day trading period ending on the sixth trading day prior to the close of the merger. The stock portion of the consideration is expected to be tax free to GPU shareholders. Each GPU share may be converted into $36.50 of cash, also subject to pro-ration.

          The transaction will be accounted for as a purchase. Based on current book values, goodwill from the transaction is expected to be approximately $1.1 billion. We anticipate that that amount will be amortized over 40 years.

          The  companies   expect  cost  savings  from  the  merger  to  be
approximately $150 million per year. These savings will come from the elimination of duplicative activities, improved operating efficiencies, more efficient use of FirstEnergy's generation assets, and the combination of the companies' work forces.

          We will seek to minimize the effect of work force reductions through hiring limits, attrition, and separation programs. All labor agreements will be honored, and in addition we will continue ongoing efforts to improve efficiencies and reduce costs under way at GPU.

          The companies also expect to achieve revenue growth from increased sales of electricity, natural gas, and telecommunications services in unregulated markets, and also from the combination of our mechanical contracting and construction operations. Our strategy will remain firmly focused on our 13 state target region. In that regard, we support GPU's continuing program to divest certain of its international holdings.

          The combined company expects to adopt FirstEnergy's current annual dividend of $1.50 per share of common stock. In addition, both companies plan to continue their existing programs to repurchase common stock. To date, FirstEnergy has repurchase 9.9 million shares of the authorized 15 million shares in a three-year program, which ends in 2001. GPU has repurchased approximately $300 million worth of common stock in its repurchase program of $350 million. Financing for the cash portion of the transaction is expected to come from a combination of public debt and bank financing.

          The transaction is conditioned upon, among other things, the approval of each company's shareholders and various regulatory agencies. Any actions in Ohio, Pennsylvania, and New Jersey that may be needed to complete the merger will be undertaken as required. FirstEnergy intends to register as a holding company with the SEC under the Public Utilities Holding Company Act of 1935, and we expect that the merger can be completed within 12 months.

          I'm very excited about the opportunities that this transaction offers for our shareholders and look forward to telling you about these in more detail soon. Right now, I'd like to turn the call back to Pete.

          PB: Thanks, Rich. Just a couple more pleasantries here. In terms of outlining for you some of the governance issues. Upon the closing, Fred Hafer will become Chairman of FirstEnergy until his retirement at age 62. I will become Vice Chairman and remain Chief Executive Officer of FirstEnergy. I will also lead the merger integration team that will soon be formed. The Board of Directors of the new FirstEnergy will consist of 10 members from FirstEnergy's Board and six from GPU's Board. After the combination, FirstEnergy will remain headquartered in Akron, Ohio, but certain functions will remain in New Jersey. It is anticipated that the electric utility operating companies will retain their names and their principle officers will remain at their current locations.

          That's really a brief summary. I hope the information that we've provided you today drives home the power of this combination. We think it offers far greater growth and shareholder value than we could've achieved on a standalone basis. We think it's a win-win for both companies. It provides for near and long-term financial growth for a substantial cost savings and we think for enhanced revenue opportunities. We've done this before. We have every confidence that our management team's proven track record and leadership will make our new merger really a great success.

          Again, ladies and gentlemen, Fred is on his way. He's not here yet, but we would like to, at this point in time, open the program for your questions. Hopefully, if Fred arrives before we're done with our questions, we can also ask him to say a few words. So we'll turn it over to your questions now.

QUESTIONS AND ANSWERS

OP: Thank you. Ladies and gentlemen, we will now begin the question and answer session. If you have a question, please press the "1" followed by the "4" on your telephone. You will hear a three-tone prompt acknowledging your request. If your question has been answered and you wish to withdraw your polling request, you may do so by pressing the "1" followed by the "3". If you are on a speaker-phone, please pick up your handset before entering your request. One moment, please, for the first question.

          Your first question is from Avi Lavi from Sanford Bernstein. Please proceed with your question.

AL: Yes, hi. Two questions. One is any thoughts about what you're going to do with the international assets that GPU is holding?

RM:  Hi, Avi, this is Rich.

AL:  Hi Rich.

RM: Yes. You know, as I mentioned, our strategic focus will remain on the 13 state target region that we've identified in the past. So we do support that GPU's ongoing program to sell certain of its international assets. So I would expect that that program will continue based on market conditions.

PB: They also have some very positive assets that are contributing substantially to their earnings. They are not necessarily a part of their plans for divestiture at this point in time.

AL:  So you might keep some of the international assets.

RM:  That's a possibility, Avi, yes.

AL: So just a technical question on debt. Is the goodwill of $1.1 billion, is that based on the current book value of these assets on GPU's books or based on your estimate of market value?

RM: That's based on current book value, Avi. It is possible that we would write other assets down under purchase accounting. Obviously there's two parts to that, though. The depreciation expense from the lower book value would also result(?), and we feel that those two entries would largely eliminate each other. So it shouldn't have an impact on earnings if we do end up writing down more than that $1.1 billion based on current book values.

AL: Okay. The other question is what happens if FirstEnergy stock goes above or beyond the collar that you've put on it?

RM: This is a fixed price transaction with a 10% collar, Avi, so to the degree that stock price goes down. For instance, if it went down 10% to the bottom range of the collar or up 10%, we would issue 10% more or fewer shares. To the degree it goes beyond that collar, it would stay at the bounds, at the +10% or the -10% number of shares outstanding. There is no provision in the transaction if the stock does go below the 10% level, there is no provision for the transaction not to occur, however.

AL:  Is there a breakup fee?

RM:  There is a breakup fee, yes.

AL:  Can we know the number?

RM:  I believe the number is $145 million plus expenses.

AL:  Okay, thank you.

RM:  Thanks, Avi.

OP: Your next question is from Paul Fremont from Jeffries & Company. Please proceed with your question.

PF: Yeah, first of all, congratulations on the deal. Second, can you describe where the savings are going to come from, both in terms of regulated and non-regulated businesses? Can you share with us some of the assumptions about whether there would be any sharing of the portion of savings that are attributed to the regulated side? Can you give us a sense in terms of the breakdown between labor and other sources as to where those savings are coming from?

PB: Yeah, Paul, we have not yet done a detailed analysis of all the savings opportunities. We'll be putting together a team very shortly. However, we've really looked at what other transactions have been able to achieve, and also from our experience and our prior merger. Therefore, we think conservatively estimated that we're looking at roughly 5% synergies with respect to non-generation O&M costs. Again, we have not allocated those dollars, but I think you can look at other transactions to estimate how they might come out.

PF: You mean in terms of between regulated and non-regulated or between some sharing assumption between shareholders and customers?

PB: Well, actually I was thinking of neither. I was thinking of the allocation between O&M and capital.

PF:  Oh, okay.

PB: That was what I was speaking of. Again, we haven't gotten into the actual synergies between regulated and non-regulated. Obviously many of the costs will probably be the so-called shared services kinds of costs that will be allocated between the two entities.

PF: So in modeling this, should we assume that most of those savings flow through the shareholder or should we assume some sharing is likely to be imposed in the regulatory jurisdictions?

RM:  I think...

PB:  Go ahead, Rich.

RM: I'm sorry, Peter. I was just going to say, Paul, I think most people for modeling purposes assume a convention that there is some sort of sharing obviously. You know, we don't know how that will actually be. But I would suggest to use the typical sort of conventions that people use for this purpose, just with the caveat that obviously sharing occurs on the regulated side as opposed to the non-regulated side.

PF: Alright. At this point, you don't have a breakout between regulated versus non-regulated.

RM: As Pete mentioned, we haven't completed the detailed synergies study at this point.

PF:  Okay.

RM:  Thank you, Paul.

OP: Your next question is from Kit Konolige from Morgan Stanley. Please proceed with your question.

KK:  Hi. Good morning, guys, congratulations.

RM:  Thank you, Kit.

KK: I was wondering if you could give us a little more detail on your thinking about how your generation position, which is long and under-utilized in certain aspects, fits with the short position that GPU created for itself?

RM: Thank you, Kit. That's really one of the exciting parts of this transaction. As you mentioned, the utilization of our generation fleet, particular the fossil units, has been impacted by the improved reliability of the nuclear units. During off-peak periods of time, we will now have the ability to generate and sell more power to the GPU customer base.

          This will allow these units to operate more efficiently, and allow them operate as base load units as opposed to low-filing or cycling units, which will reduce our O&M costs, makes these units more thermally efficient, and allow us to capture more generation revenues as well. So there's a number of benefits to this. Obviously this also helps to contribute to mitigating their net short position.

          We also  have  some new  generation  assets  that  will be coming online over the next several years, about a little over 1,100 megawatts of peaking generation that will be coming on between this summer and the year 2003. Those generating assets as well will be available to help us meet our combined customer load in the service territories.

KK:  Thank you.

RM:  Thank you.

OP: Your next question is from Karen Roth from UBS Warburg. Please proceed with your question.

KR:  Hi. Can you discuss  the  corporate  structure  a little bit  further?
     Specifically, will GPU be a subsidiary of FirstEnergy with its remaining subs intact?

RM: GPU will be merged into FirstEnergy. We expect that the GPU operating companies will remain in their present headquarter locations, will retain their corporate identity as a FirstEnergy company.

KR: Okay, so all of this present subsidiaries of GPU will become subsidiaries of FirstEnergy.

RM:  Yes, that is correct, Karen.

KR: Okay. Do you have a breakdown of your customers in terms of electric and gas?

RM:  Not at my fingertips, but I'd be glad to get back to you with that.

KR:  Okay, thanks.

PB: We have, as I recall... You know, most of our gas customers are large commercial and industrial customers, and it's my recollection we have approximately 44,000 natural gas customers. Obviously the bulk of our customers here will be electric customers of some 4.3 million plus. However, we hope to grow that gas company number.

KR:  Okay, thanks.

PB:  Gas customer number, I should say.

OP: Your next question is from Doug Preiser from McDonald Investment. Please proceed with your question.

DP:  Good morning, Pete, it's Doug Preiser.

PB:  Yes, Doug.

DP: A couple of questions. First of all, I'd like to go back to the foreign divestiture question. You mentioned that you would keep assets that are delivering excellent earnings. Am I to assume then that Midlands would be a keeper rather than something that you would look to sell?

PB: You know, at this point in time, it's very early in the process. What were saying is that we fully support GPU's strategy that they have underway with respect to certain divestitures of those assets. At this point in time, we don't see any reason to make any real comment about Midlands. They're earning money, they're contributing a large segment to GPU's earnings, and we'll just have to look at as we go forward.

DP: Okay. Then getting back to Rich's answer on the provider of last resort issue, he mentioned that the improved new performance has helped free-up coal availability. Could you give us some round numbers around that? You know, how many megawatts do you think that you have available on, Pete, to help handle the polar risk outside of what the new generation's coming on?

RM: I can try to put some bounds around that, Doug. I mean over the last year, nuclear's produced about 40% of our total generation. That compares with about 34% in the prior year. It only makes up 31% of our total capacity, so it's putting out more output than is proportional.

          Right now, our fossil fleet has been running at capacity utilization rates probably around the 55% to 60% range. Obviously the answer to your question will depend on how high we can raise that. Certainly we would hope over the next several years we can move that up towards the 70% range and thus free up some significant more megawatts that we'll be able to sell into the Pennsylvania marketplace.

PB: And a rough estimate would be several hundred megawatts there, as I recall.

RM:  Yes, on-peak.

PB:  Right.

DP:  Several hundred?

PB:  Yes.

RM:  Several hundred on-peak and more than that off-peak.

DP: Okay. Then could you give us what your assumptions are on the debt costs from an interest rate perspective and whether that's floating rate initially, fixed? I mean just give us some structure on the debt.

RM: Yeah, we took a pretty simple approach to that, Doug. We assumed an 8-3/4% fixed rate for our internal modeling purposes.

DP: But that's not where you'll end up initially, though, correct? I mean you'll do that with short-term stuff.

RM:  Yeah, that's very likely.

[overtalking]

DP:  ... into over time.

RM:  I'm sorry, Doug.

DP:  It pays into that rate over time.

RM: Yeah, I mean exactly how we do this is going to be a little bit of a tactical decision based on market conditions at that point in time. But for our modeling purposes, we've just been assuming a straightforward 8-3/4% fixed debt rate.

DP: Okay. Just finally, based on initial numbers, let's just assume that the first full year of the merger is 2002, would you have a problem if we said that it was at least 3% to 5% accretive in the first year to what's FE's standalone earnings would be?

RM:  No, I don't have a problem with that, Doug.

DP:  Okay. Thank you very much.

RM:  Thank you.

OP: Your next question is from Greg Orrill from Merrill Lynch. Please proceed with your question.

SF:  Yeah. Hi, gentlemen, it's Steve Fleischman.

RM:  Oh, hey, Steve.

SF: Hi. A couple of questions. First, could you give us some sense of the capital structure of the new company at closing of the merger?

RM: Sure. Initially at closing we are picking up about just slightly over $2 billion of acquisition debt. So the capital structure will be about 65%-66% debt as a percent of total capital at closing. We would anticipate, Steve, that that would be reduced relatively quickly, probably with debt redemptions averaging in excess of $600 million over the first two or three years. So that we would expect by the end of the third year post-merger, we would be at something closer to 55% to 56% to 57% debt.

SF:  That's $600 million per year of debt redemptions?

RM:  That's an average over that time span.

SF: Okay. Second question is with respect to this issue about managing the generation better, just so I understand. At peak you have limited capability to sell excess into GPU?

RM:  Yes, that's true.

SF: Would it be so most of this is kind of off-peak or area where hopefully you'll more opportunity to sell into I guess a higher priced market?

RM: It'll also to, yeah, use existing assets more efficiently. We'll be able to take the assets that we have now, run them more, run them better, and sell that and capture that incremental margin, which(?)...

[overtalking]

SF: I mean are there any kind of either transmission... Could you go into any transmission issues between the two, as well as any environmental issues about running your plants at a higher capacity factor?

RM: I'm certainly not a transmission guru, but those folks here who are, Steve, tell me that that doesn't present any problems that are insurmountable as far as getting that generation to the East.

PB: In addition, Steve, one of the big things here is that we do have diversity, both in terms of geography, customers, and often times weather. In fact, some of the peaking capacity that we'll be putting on we do think would be available to meet some of their peaks at times when probably the Western part of our territory at that point in time may not need it as badly.

SF:  Okay.

PB: Again, we're looking to put on some combustion turbines, some of which will be available to go into that market relatively soon.

SF: Okay. I'm just trying to understand why it would've been different if this is supposed to be an open access market, why it would've been different as a merged company than standalone pursuing the same strategy.

RM:  I guess because you have...

[overtalking]

SF: I thought the issue was there was a lot of constraints between ECAR and PJM.

RM: In some areas there are. You know, we are interconnected in Northwest Pennsylvania. I think the big issue here, Steve, is that we will "own(?) the customer." Those customers will be FE customers and that gives us a lot more options for how we source the generation.

SF:  Okay.

PB: Again, I mean we're not saying that we're going to supply all capacity. Some capacity will be managed just as it's managed now. It'll come from the sources it's coming from now or from the areas that it's coming from now. We may in fact try to sight some of our new combustion turbines within that market. Again, at various periods in time, we think that the transmission system can accommodate the kinds of power that would be sold into that marketplace.

SF: Okay. One last question on regulatory approvals. We've had I guess one deal recently go through Pennsylvania. There hasn't been any deals I think recently in Ohio or New Jersey. Just curious since this got pre-leaked, what the initial political regulatory reaction has been and what, if any, specific guidelines there might be under the dereg laws on merger approvals in those states.

PB: I'm not sure that I've seen any official comments other than there was a quote by the Chairman of the Ohio Commission in one of our papers saying it seemed reasonable to him. I'm not sure if we've seen really any other quotes in the newspapers from any elected officials or regulators. We're very hopeful that in terms of providing additional reliability to customers, making us a stronger company. The two of us together, we think that should be a positive for both regulators as well as legislators, and ultimately for customers. But we don't have any specifics on that at this point in time.

SF:  Thank you.

RM:  Thanks, Steve.

OP: Your next question is from Mark Luftig from WH Reaves. Please proceed with your question.

ML: Hi. Two questions, please. One, do you need Ohio approval for the merger? Second, are there any plans to do joint ventures of the non-regulated pieces before the merger is completed?

PB: Well, to the second question, I can't say that we've gotten into that yet, Doug. In many ways we are doing joint ventures with respect to e-commerce activities, telecommunications activities. Those are forms of joint ventures. But beyond that, we really haven't gotten into the specifics.

          With respect to approvals, particularly as you ask about in Ohio, I'll ask our General Counsel, Leila Vespoli, who is with us to comment on that.

LV: No, I don't believe the transaction of structure would require approval of the Commission. However, in some prior transactions where jurisdiction has been questionable, parties have brought it to the Commission in abundance(?) of caution. So as to whether there will be any type of filing made is still an open question.

ML:  Okay.

RM:  Thanks, Mark.

OP: Your next question is from Dan Poole from Matcity Investments. Please proceed with your question.

DP: Hi guys, congratulations. I think everything's been answered, but, Pete, maybe if you could elaborate on the interconnectability of the two systems. Sort of make us feel good that there's absolutely no transmission issues between the two areas. Are you physically interconnected to them?

PB: Yeah, you know, you can never say never to anything. All I can tell you is we've done due diligence, we've talked to our transmission people, we are definitely interconnected directly with GPU in Northwestern Pennsylvania. From what we can tell, the amount of power that we'll need to transmit to the East, there seems to be adequate transmission capability at this point in time from what we can gather.

DP:  Super. Thanks.

RM:  Thank you, Dan.

OP: Your next question is from David Frank from Zimmer Lucas Partners. Please proceed with your question.

DF:  Yeah, hi. Good morning, guys, congratulations.

PB:  Thank you.

RM:  Thanks, David.

DF: I just want to ask you, are there any walk-away provisions in this merger?

PB: Walk-away provisions? In I guess traditional kinds of definitions of that.

LV: Speaking of the termination fees, yes, there are two specific termination fees. There's a termination fee of $25 million with respect to a non-curable(?) breach, and the one Rich alluded to earlier, the $145 million, the more standard typical termination fee.

DF:  Okay. What should we use for a targeted closing date for the merger?

RM: Our expectation and our hope, David, is that we can get this deal done in about 12 months.

DF: 12 months, okay. Rich, you talked about $1.1 billion of goodwill earlier.

RM:  Yes, David.

DF: Is that all from paying above book value for GPU? Are you including the write-down of maybe some other assets as part of the purchase accounting and write-up of goodwill in that number?

RM: There was a little bit of that, David. It's from writing down assets. Most of it results from existing book value, yes, paying above book value.

DF:  Do you anticipate taking in further write-downs?

RM: That's possibility. It depends on what assets they may divest between now and closing, but that's certainly not out of the realm of possibility.

DF: Just one more question. What are FE's current shares outstanding and how many shares do you plan on repurchasing prior to the merger closing?

RM: We've already repurchased about 9.9 million out of authorization of 15 million. That'll somewhat be a tactical decision. We've been accelerating the program as you know, David. So over the next year, which is the expected timeframe, I would anticipate we would have most of that program completed.

          As far as the exact number of shares that we have outstanding, does somebody have...

SP:  229.

RM:  About 229 million.

DF:  229 [million]?

RM:  Yes.

DF:  Thank you.

RM:  Thank you, David.

OP: Your next question is from David Reynolds from Morgan Stanley. Please proceed with your question.

DR:  Good morning, gentlemen, congratulations.

RM:  Thank you, David.

DR: Just a couple of quick questions. They've pretty much already been asked, but I just want to make sure I have the details correct. It sounds like Ohio doesn't have explicit authority to approve the merger, but you're possibly anticipating approaching them just to be safe. Is that the same situation with Pennsylvania and New Jersey? What are your expectations for what you're required to do there?

RM:  I'm sorry...

PB: The question had to do with...I'm sorry. We just had some very nice guests arrive in the room. So let me restate the question, so everyone can hear it here. The question was we've talked about Ohio approvals, what do we need from either Pennsylvania or New Jersey in terms of regulatory approvals? Leila.

LV:  We will need approvals there.

DR:  Okay. So you'll have to make filings for those states.

PB:  Correct.

RM:  That's right, David.

DR: Okay. Last question, just real quickly. With regard to the improved generation performance and possibly higher load factors, is the benefit really coming from the difference between the whole sale market rates that you have been receiving and the retail rates that you're going to get from GPU's default service? I mean surely with improving performance that we've seen over several quarters, you've been generating the extra output and selling it into the wholesale market. So is the upside because of a better revenue number that you're going to get from the GPU default service numbers?

RM: I mean that's part of it, David. There's several elements to the answer I guess. Number one, is that it does allow us to better utilize the existing resources we have, generate more kilowatt hours out of the same generation base because we'll have a larger customer base to spread them over. Also get some very attractive O&M savings and efficiencies because these units will be more thermally efficient. These units were designed to be operated as base load units, not to be cycled up and down or to be load following(?). Getting them up to speed and temperature and operating them that way makes them more efficient, makes O&M costs less, and improves their reliability. So there's a number of elements to that answer.

DR: Right. I guess the question I'm trying to get to, Richard, is in terms of the extra kilowatt hours, weren't these kilowatt hours that you would have been producing and selling into the wholesale market anyway? Instead you just have an embedded short position or embedded customer base to move them to.

RM: No, I wouldn't agree with that, David. They were kilowatts that weren't being generated.

PB:  We just think they can be generated now, at a profit.

DR:  Okay.

PB: Hey, before we lose some of you. I know we've been going here for 45 minutes or so, but I'm pleased to say that Bruce Levy, the Chief
     Financial   Officer  of  GPU,  has  arrived  as  has  their  Chairman,
     President, and CEO of Fred Hafer. I would just ask Fred, we kind of truncated some of the things he was going to say already, but just ask him if he might like to say a few words. And if you might have a question or two for him that would be great at this point in time. Fred.

FH: Okay. Thank you. Thank you very much, Pete, and thank you all for your patience and your endurance as we tried to get here. I guess it's needless to say, this is a very exciting day for me personally and for the entire GPU organization. We're extremely pleased to have been able to find a partner such as a quality organization like FirstEnergy.

          I think that the combination gives our shareholders - GPU shareholders - obviously a meaningful premium over their stock price. But maybe even more importantly, it provides GPU shareholders with a significant value in the near-term and also an opportunity to participate in what we believe will be some significant upside potential of what is ...[tape skips]... we also believe to be a compelling transaction. It gives our employees an opportunity to become part of a larger, more diversified, exciting organization.

          I'm particularly proud to say that FirstEnergy, as I've come to know them, are like GPU, is a company that clearly takes an active role in all the communities in which it's located and which it serves. That is something that's been very important to GPU as well.

          Some might question how we eventually arrived at this decision, although others I guess might view it and understand that it was previous obvious and compelling. It certainly should come as no surprise to anyone that I, like a number of you, who are on this phone call have been, for some time, very disappointed and dissatisfied with GPU's stock performance. We have been looking for strategic ways to enhance our value and to improve that.

          For some time now, our Board has been working and studying strategic options that would be available to the company, and came to the conclusion that the best way to serve our shareholders and indeed all of our stakeholders in this process, was to investigate what opportunities might be out there for a partnership or a sale of the company. We've been involved in what is a pretty rigorous process, looking for the right partner, and again, as I said at the very outset, I'm just delighted to be able to announce that, in my view, we found not only the right partner, but a perfect partner for GPU in FirstEnergy.

          Pete and I have not been long-time friends, but we've known each other socially and professionally for some time. I've enjoyed that relationship. We're therefore kind of friends as well as neighbors - neighbors as far as our companies go.

          For those of you who aren't maybe as familiar with GPU as you might be with FirstEnergy, we are a public utility holding company that has been in business now for almost 55 years. Our core business is the electric delivery business in the United States. We serve dominantly in Pennsylvania and New Jersey, covering about half the land area of those two states, and delivering electricity to about 2 million customers.

          We also have substantial holdings internationally, as some of the questions indicate you're already aware, including a distribution company in the U.K. The Midlands Electric Company, which itself serves about 2 million customers. A gas transmission company in Australia and several independent power projects, both in the U.S. as well as around the world. We also have an electric distribution holding company in Argentina.

          Other than the distribution companies in South America and the U.K., we have been involved in a process of trying to divest of those. As you heard earlier from Pete, FirstEnergy is aware of that and supports our efforts as we go forward through the transition phase.

          We have been very focused on trying to build a non-regulated component of the GPU systems, specifically focusing on construction activities, especially construction utility construction and piping, as well as the new kind of emerging field of telecommunications and various facets of that. Those businesses fit perfectly with the efforts and the focus that FirstEnergy has.

          Our access to FirstEnergy's generation, which has been the subject of a number of questions most recently, and its expertise that FirstEnergy has in providing cost-effective supply options in competitive markets, I believe is going to be a tremendous advantage to GPU in our efforts to accommodate customers who continue to rely on us not only for the delivery of their electricity, but for the supply of that electricity. Through FirstEnergy, we are going to be able to continue to play an important role in the economic health and the well-being of New Jersey and Pennsylvania, both as a significant, continuing employer and as just a responsible corporate citizen. So we will continue the strong traditions that both of our companies have built up for supporting local communities through our charitable contributions, through extensive volunteerism and volunteer programs of our employees.

          In closing, let me just say if it isn't obvious with what I've said already, let me reiterate that in my view FirstEnergy is clearly the right fit for GPU in terms of our strategic objectives, in terms of our cultures, in terms of our core values, in terms of our geography and the locations of our systems and the businesses in which we're involved. I'm extremely optimistic and excited and proud that we're able to put these two great companies together. Thank you, Pete.

PB: Thank you, Fred, very good. We understand that... We appreciate Fred's comments and glad that he and Bruce could both get here. We understand there are a few more questions on the line, so why don't we take a few more before we cut it off.

OP: Thank you. Your next question is from James Vhalacker from Silcap. Please proceed with your question.

JV:  Good morning.

PB:  Hey, Jim.

JV: Just a quick question regarding the future capex. I guess now that Fred's there also, could you give us sort of an idea of what the breakdown is between FirstEnergy and GPU and also break it down between sort of maintenance and growth capital?

RM: In general, I can give you sort of an overview, James. I mean basically the domestic utilities we would expect to have capital expenditures, you know, generally in say in the high three hundreds to low four hundred million per year kind of range. Okay? Total capex for the companies combined would probably be in the $800 million plus range over the coming years.

JV:  Okay, great.

FH?: Obviously that's another area that we'd like to attack with our transition team, to see whether or not we can find some savings maybe on systems if not facilities, if you will, that we can save on as we go forward here with respect to synergies on capital items as well.

JV:  Thank you very much.

RM:  Thanks.

OP: Your next question is from Ed Kressler from Angelo Gordon. Please proceed with your question.

EK: Good morning and congratulations. Real quickly, just some housekeeping details. Is the deal conditioned in any way on financing?

RM:  No, it's not, Ed.

EK: It's not, great. Is the deal additionally conditioned in any way on any of the GPU planned asset divestitures?

RM:  It is not, Ed.

EK: It's not, great. Can you just talk a little bit about the nature of the FCC approvals that are going to be required?

RM:  Certainly. We might ask Leila Vespoli to answer that question.

PB:  SEC approvals, is that the question?

EK:  Yes...

PB:  Or did you say FCC?

EK:  I said FCC.

PB:  FCC.

LV: FCC. There will be approvals required as there was with the merger of Ohio _________ and Centerior...

SP:  Divestitures.

LV:  FCC?

SP:  Yes, FCC.

[overtalking]

LV:  Most license communications, a transfer of licenses in that regard?

EK:  Yes.

LV:  Yes, we will need approval for that.

PB?: But we don't really see that as a significant item, however.

LV:  No.

EK:  Okay, but...

LV:  No, not at all.

EK:  It primarily relates to transfer of licenses held at GPU?

RM:  That's right, Ed.

LV:  As I understand it right now, yes.

EK: Okay, great. Just two more quick ones. In terms of... This was already asked, but I don't think the question was understood. Is there any walk-away price at which either if the price of FirstEnergy or GPU, in terms of stock price, should move beyond a certain point that either party has the option to walk away from the deal?

RM:  There is not.

EK: There is not, great. And then the $145 million break free, is that payable only in the event of a superior proposal for GPU or is it payable both ways?

RM:  It's payable...

[End of side 1]

[Beginning of side 2]

OP:  ... Credit Suisse First Boston. Please proceed with your question.

PP:  Hi, how's it going?

RM:  Okay, Paul.

PP: I wanted to ask you some balance sheet questions here. You mentioned 65% to 66% debt at the close of the merger. Does that conclude the lease obligation bonds?

RM:  Yes it does, Paul.

PP: Okay. And then the second part was, of the total amount of equity that you have with the company, what would be the total dollar value, roughly speaking, of goodwill?

RM:  Goodwill we're saying is about $1.1 billion.

[overtalking]

PP: But don't you also have some goodwill from the previous transaction? You've got about $2 billion I think at FirstEnergy. I was wondering what it was at GPU. Is it like $3...

RM:  It would be about $3 billion in aggregate, Paul.

PP:  Okay. And that would be out of how much of total equity?

RM:  $9 billion.

PP:  Out of $9 billion of total equity.

RM:  Correct.

PP: Okay. And then I guess for this question that we're coming up with, that people keep coming back to, is the GPU store(?) position how this aids GPU's store position. Right now, GPU can buy power in the off-peak market, isn't that correct? And you guys can sell into the wholesale off-peak market? I guess what we're trying to figure out or what some of the questions seem to be aimed at is what exactly is the synergy, if you guys are able to currently sell into the off-peak market, you know, to the wholesale market and they're able to buy in the wholesale market, where is the synergy that's associated with that? If right now it seems like you guys are able to do this without the transaction.

RM: Let me take another stab at this. I tried it a couple of times. Apparently I haven't gotten the message across, Paul. It really comes to our relationship with the customers that we will have. We will not have more customers to sell to. We will be able to run our fossil generation more and generate more than we have in the past, which will allow us to not only get incremental margin and revenues, but also to get some O&M efficiencies from running those units more than they are running right now.

PP: But couldn't you just buy the power in the wholesale market to serve those customers? I mean that's what I guess is confusing us. I mean now you've got access to these customers, can't you just simply buy the power in the wholesale market to serve them? I mean why do you now generate it I guess is what's sort of confusing.

RM: To the degree that it's more cost effective, we generate rather than buy. But could we buy in the wholesale market? Yes, obviously.

PP: So you don't currently sell into the wholesale because I guess the price doesn't support it. I guess what I'm wondering is why would it be that you can now... Do you see what I'm saying? Why would you now sell... Why would you now run your plant? Are you concerned(?) that the price of power would go up in the wholesale market? Do you see what I'm saying? I mean half a dozen, six of the other so to speak, is what it seems like.

RM: Okay. Tom Navin, our Treasurer, Paul, had a comment that he wanted to make.

TM: [harder to hear, since further away from microphone] Paul, one of the benefits that we see of the combination is that it really enhances the flexibility of how we generate and when we generate. If we were to say try and buy from the _________ market or try buy it forward(?), we would probably be buying it higher price than having the additional generations, especially the ability to run the generation at night to serve the customers that we will then own gives us that flexibility.

          We'll be able to run the units at a higher capacity factor during the off-peak night time hours and then be available to make peak on the next day with those same units. Rather than how we run those units today on a standalone basis, which is where we're cycling(?) those major units that aren't running base loads down to very low levels or maybe off at night.

PP: Because now you've got customers who are willing to pay more at off-peak, is that what the idea is?

TN: Well, we'll just have customers that we can use during those off-peak hours to run our generation units at a higher level. Right now, we don't have those customers to serve during those off-peak hours, so we have to cycle those units down to lower levels.

PP: And how does GPU serve those customers at off-peak hours? They buy the power in the wholesale market, right?

RM:  Yes.

PB?: Or they have contracts now, I...

RM:  Right.

PB?: The other thing that we can also point out here is that it's almost like a... I don't want to use the term vicious circle. It's a positive circle in that the more we produce, the lower our costs per unit are and the more competitive we become. And also the points that Tom made about efficiencies of not cycling plants, running them more full-load, just brings down the overall costs and we think will make us much more efficient overall than we otherwise would've been.

PP:  Okay. Thank you very much.

RM:  Thanks, Paul.

PB?: We also wanted to make a...I think Leila wanted to make one clarifying point.

LV: Yes, if I could. When it was answered earlier to the question of whether there was a bilateral termination fee and it was indicated that it was, that is true for the $25 million I had mentioned. With regard to the $145 million, that would just be an amount that would be payable to FirstEnergy.

PB: Okay, we had...If there is one more question, we'd like to take that now and then we'll cut it off.

OP: Your final question is from Dan Jenkins from State of Wisconsin Investment Board. Please proceed with your question.

RM:  Hello, Dan.

DJ: Hi. Congratulations on the deal. I had a couple of things. First of all, I was wondering if you have the dollar amount of the assets that GPU still has to divest.

RM: We don't have a specific dollar amount. I think exactly what they do with some of these international assets depends on market conditions. So exactly what may be sold and when they be sold will in part be a reflection of market conditions in general. So I don't think I can give you a definitive answer on that.

PB?: Maybe Bruce could a little color to that, though.

BL: The assets that we're currently selling fall into three categories. The gas distribution or gas transmission business in Australia, which has an estimated value of about $850 million to $900 million Australian dollars. We would net from that about $100 million U.S. after repayment of debt.

          The IPP assets in the U.S. have an estimated value in... We're in the middle of a bid process, but it's greater than book value and the book value is about $130 million. The bids will be above that. But that bid process won't be completed until later in the third quarter.

          The international IPPs, which will be sold over the next six months to a year, probably have a combined value of about $200 million U.S. Some in South America and the rest in Europe and in Asia.

          So those are the total proceeds we could expect to get from those things, but we'll be selling them over the next 12 months.

PB?: Thank you, Bruce.

DJ: Do you anticipate that those proceeds will be used to reduce the amount of debt financing you'll need for the cash portion of the deal?

BL: Well, prior to closing we'll use that proceed to pay off the debt at GPU. That'll lower overall debt in the combined company.

FH:  You get to the same point.

PB: Thank you, Bruce. Thank you, Fred. I'm glad you both were able to get here. Again, we want to thank all of you on the line for joining this morning. As I said earlier, our merger with GPU we think really is a truly compelling story. By combining our two companies, FirstEnergy will realize improved financials we think. We'll become the premiere supplier in our 13 state region that we have targeted for growth. The merger enhances our generation utilization, it may well contribute to meeting GPU supply risks. It broadens our unregulated market opportunities. There's just more customers out there available to us. We have every confidence that our proven management team will provide the leadership for this company going forward.

          In addition, we look forward to seeing many of you and telling you more about our story tomorrow. We're going to have an analyst meeting in New York beginning at 8:15 at the Essex House at 160 Central Park South. We thank you all for joining us today. Good day.

OP: Ladies and gentlemen, that does conclude your conference call for today. We thank you for participating and please disconnect your lines.

[End of Recording]

FirstEnergy(R) & GPU(SM)

The Premier
       Regional Supplier of
   Energy and Related Services

                                                                  August 9, 2000

                    SAFE HARBOR STATEMENT UNDER THE PRIVATE

                    SECURITIES LITIGATION REFORM ACT OF 1995



This presentation contains forward-looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of FirstEnergy Corp. and GPU, Inc. are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties set forth in FirstEnergy's and GPU's filings with the SEC, including risks and uncertainties relating to: failure to obtain expected synergies from the merger, delays in obtaining or adverse conditions contained in any required regulatory approvals, changes in laws or regulations, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, availability and pricing of fuel and other energy commodities, legislative and regulatory changes (including revised environmental and safety requirements), availability and cost of capital and other similar factors. Readers are referred to FirstEnergy's and GPU's most recent reports filed with the Securities and Exchange Commission.



------------          --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
------------          --------------------------------         -----------------

Pete Burg

Chairman and CEO
FirstEnergy Corp.







------------          --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
------------          --------------------------------         -----------------

COMMITMENT TO SHAREHOLDER VALUE

     -    Expected to be accretive to earnings and cash flow

     -    Enhanced revenue potential

     -    Substantial cost-reduction opportunities

     -    Accelerated earnings growth target of 7% - 8%

     -    Expect to maintain FE's current $1.50 dividend








------------          --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
------------          --------------------------------         -----------------

STRATEGIC BENEFITS OF TRANSACTION

                  CREATES PREMIER SUPPLIER IN 13-STATE REGION


-    Scope and scale

     -    6th largest customer base nationally

     -    Broadened unregulated market opportunities

-    Helps address GPU's provider of last resort obligation

-    Increased efficiency of FE generation portfolio







------------          --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
------------          --------------------------------         -----------------

CREATES REGION'S PREMIER SUPPLIER


- Accelerates retail strategy through doubling of customer base - 4.3 Million U.S. Customers






[Map of Ohio and Pennsylvania]








------------          --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
------------          --------------------------------         -----------------

CREATES REGION'S PREMIER SUPPLIER

     -    Significant geographic presence in three states






[pie chart]


OH      49%
PA      28%
NJ      23%





------------          --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
------------          --------------------------------         -----------------

GREATER SCOPE AND SCALE


TARGET REGION


[Map displaying states of Wisconsin, Michigan, Illinois, Indiana, Kentucky, Ohio, West Virginia, Virginia, New York, Pennsylvania, New Jersey, Maryland, Delaware]

     -    4.3 million U.S. customers

     -    $12.0 billion in annual sales

     -    12,567 MW of installed generating capacity in U.S.

     -    4th largest mechanical contracting and construction business










--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

Greater Scope and Scale - Customers
CUSTOMER RANKING
[Graph]

RANK     COMPANY                             MM
1        FPL/Entergy                        6.3
2        Con Edison/Northeast Utilities     5.0
3        Unicom Corp./PECO Energy           4.9
4        AEP                                4.9
5        PG&E                               4.5
         FIRSTENERGY/GPU                    4.3
6        Edison International               4.2
7        Southern                           3.8
8        New Century Energies/NSP           2.9
9        CP&L/Florida Progress              2.6
10       Texas Utilities                    2.5
11       FIRSTENERGY                        2.2
13       GPU                                2.1

FIRSTENERGY WILL BE THE 6TH LARGEST ELECTRIC UTILITY BASED ON U.S. CUSTOMERS



--------------        --------------------------------        -----------------
FirstEnergy(R)        The Premier Regional Supplier of        FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------        -----------------

Greater Scope and Scale - Market Value
MARKET RANKING
[Graph]

RANK     COMPANY                            $MM
1        Duke Energy                        24,932
2        Southern                           17,189
3        FPL/Entergy                        16,551
4        PECO/Unicom                        14,946
5        Dominion Resources                 11,799
6        AEP                                11,220
7        PG&E                               10,960
8        Reliant Energy                     10,106
9        Con Edison/Northeast Utilities     8,719
10       TXU                                8,828
         FIRSTENERGY/GPU                    8,465
11       NCE/NSP                            8,175
12       CP&L/Florida Progress              7,562
13       PSE Group                          7,708
14       Edison International               6,854
15       FirstEnergy                        6,209
16-25
26       GPU                                3,405

FIRSTENERGY WILL BE THE 11TH LARGEST ELECTRIC UTILITY BASED ON MARKET VALUE










--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

GPU'S PROVIDER OF LAST RESORT RISK

     - FE generation serves as attractive hedge against spot market price volatility

     -    FE experienced in managing PA supply requirements

     -    Decreased reliance on spot purchases

     -    Continued pursuit of regulatory solution









--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

OPTIMIZES FE'S GENERATION PORTFOLIO



-    Increased customer load

-    Increased utilization of base load units

-    Increased efficiency through reduced unit cycling

-    Reduced operation and maintenance expenses

     -    Margin capture opportunities









--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

OPTIMIZES FE'S GENERATION PORTFOLIO

     -    Adding 1,155 MW peaking generation

          -    390 MW Richland (2000)

          -    425 MW West Lorain (Summer 2001)

          -    340 MW Location TBD (Summer 2002)

     -    Opportunity for 800+ MW of capacity releases

          -    380 MW available from OVEC

          -    450 MW wholesale contract terminates 2005; three-year call on 150
               MW







--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

BROADENED MARKET OPPORTUNITIES

          -    Advances retail strategy and FE brand image

          -    Leverages relationships across larger customer base

          -    Wide array of energy-related products and services



-ELECTRICITY
-TELECOMMUNICATIONS
-FACILITIES MANAGEMENT
-UTILITY INFRASTRATURE CONSTRUCTION
-NATURAL GAS
-e-COMMERCE








--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

BROADENED MARKET OPPORTUNITIES -

FACILITIES MANAGEMENT AND INFRASTRUCTURE CONSTRUCTION

          SERVICES INCLUDE:

          -    HVAC Construction

          -    HVAC Service

          -    Electrical

          -    Refrigeration

          -    Utility Infrastructure Construction

          -    Piping

          -    Control Systems

          -    Plumbing

          -    Roofing


FOURTH LARGEST FACILITIES MANAGEMENT AND CONSTRUCTION COMPANY

$1 BILLION IN ANNUAL SALES

[Graphic]




--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

BROADENED MARKET OPPORTUNITIES -

TELECOMMUNICATIONS


     -    GPU Telcom / Telergy Inc.

     -    FirstEnergy Telecom Corp.

     -    First Communications, LLC.

     -    America's Fiber Network


          Services include:

     - Fiber network services (carrier's carrier, competitive access, private network)

     -    Wireless infrastructure

     -    Selected retail services (e.g., long-distance, calling cards)






--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

BROADENED MARKET OPPORTUNITIES -

AMERICA'S FIBER NETWORK



FirstEnergy Pro Forma
---------------------

- Ownership in excess of 30%

- Will have contributed over 50,000 fiber miles to AFN by year-end


America's Fiber Network
-----------------------

-    Super-regional, high speed, fiber optics company

- More than 7,000 route miles (140,000 fiber miles) connecting major and secondary markets in the eastern U.S.



[Map displaying America's Fiber Network Route Map of AEPC, Allegheny, CFW, FirstEnergy, GPU, R & B]





--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

BROADENED MARKET OPPORTUNITIES -


INTERNET AND TECHNOLOGY APPLICATIONS



-    Pantellos - 7.3% equity stake

-    Ballard Power Systems

-    Powerspan

-    APX

-    Utility.com

-    Other



[Graphics]
Innovative supply chain solutions







--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

A COMPELLING STORY

-      Shareholder friendly transaction

     -    Expected to be immediately accretive

     -    Accelerated earnings growth potential

     -    Strong cash flow

-    Premier supplier in 13-state target region

-    Reduces GPU's supply risk and enhances FE's generation utilization

-    Broadens unregulated market opportunities

     -    Accelerates retail strategy deployment and brand image

     -    Leverage relationship across double customer-base

-    Proven management team












--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

Fred Hafer




Chairman, President & CEO
GPU Corp.

















--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

WIN-WIN TRANSACTION

-    Merger of FirstEnergy and GPU-- a positive step for all stakeholders:

     -    Investors

     -    Employees

     -    Customers

     -    Communities











--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

MANAGEMENT AND GOVERNANCE

-    Management

     -    Fred Hafer, Chairman

     - Pete Burg, Vice-Chairman and CEO; assumes Chairmanship upon Mr. Hafer's retirement

-    Board of Directors

     -    10 FE

     -    6 GPU













--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

MANAGEMENT AND GOVERNANCE


     -    Integration Activity

          -    Reports to Pete Burg

          -    Transition Management Task Force comprised of members from FE and
               GPU

          - Conduct integration studies and recommend organizational structure and workforce combination








--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

Rich Marsh


Vice President & CFO
FirstEnergy Corp.







--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

KEY TRANSACTION TERMS

Consideration:         $36.50
                       Collar: $24.24 - $29.63
                       50% cash / 50% FE common stock

Accounting Method:     Purchase
                       Approximately $1.1 billion of goodwill based on current book values; annual amortization of approximately $28 million

Consideration:         $4.5 billion







--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

COST SAVING OPPORTUNITIES

-    Consistent with savings achieved in other utility combinations

     -    5% of non-generation O&M; $150 million annual estimate

-    Cost savings will result from:

     -    Elimination of duplicative activities

     -    Improved operating efficiencies















--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

DRIVERS OF EXPECTED EARNINGS GROWTH

Contributors to EPS Growth Rate

[Graph]

- Utilities . . . . . . . . . . . . . . . . . . 2.0%

     -    Domestic

     -    International

- Unregulated Retail. . . . . . . . . . . . . . 4.0 - 4.5%

     -    Electric

     -    Natural Gas

     -    Facility Services

- Unregulated Other . . . . . . . . . . . . . . 1.0 - 1.5%

     -    Utility Infrastructure Construction

     -    Telecommunications

     -    Unregulated International

- Total EPS Growth Rate                         7.0 - 8.0%





--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

STRATEGIC FOCUS

     -    Strategy remains focused on 13-state target region

     - Support GPU's existing program for divestiture of certain international assets













--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

COMMITMENT TO CREDIT QUALITY

     -    Initial debt to total capital ratio = 66%; 58% by 2004

     -    Consistent strategy to improve credit quality

     -    Debt paydown of $1.8 billion by 2004

     -    FFO / Interest Coverage greater than 2.8












--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

APPROVAL PROCESS

     -    FE and GPU shareholder approval

     -    OH, PA, NJ as needed

     -    FERC, SEC, NRC, FCC, HSR




TARGET COMPLETION: 12 MONTHS






--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

FE IS WELL POSITIONED FOR TRANSACTION

     -    Improved Financial Profile

          -    Strong operating cash flow

          -    Reduced leverage: 63% (1997) to 59%

          -    Reduced payout ratio: 77% (1997) to 58%

          -    Accelerated depreciation / amortization since 1995: $1.2 billion

          -    Positive ratings outlook

          -    Opportunity for full stranded cost recovery









--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

MERGER TRACK RECORD -
               Ohio Edison/Centerior Merger 1997





PROMISES MADE                               PROMISES KEPT

- Synergy capture of                        - $700+ million achieved in under
  $1 billion over 10 years                    3 years; $350 million annual rate

- Maximize value of                         - Improved plant availability
  generation portfolio

- Debt reduction                            - Approx. $1.5 billion redeemed
                                              since 1997













--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

MERGER TRACK RECORD -
               Ohio Edison/Centerior Merger 1997


PROMISES MADE                               PROMISES KEPT


- PRESERVE VALUE THROUGH
  REGULATORY PROCESS

      -    OE Rate Plan                     -    Benefits preserved

      -    FE Rate Plan                     -    Implemented

      -    Stranded Cost Recovery           -    Opportunity for full stranded
                                                 asset recovery
      -    Transition Plan                  -    Approved












--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

Pete Burg

Chairman and CEO
FirstEnergy Corp.














--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

A COMPELLING STORY


     -    SHAREHOLDER FRIENDLY transaction

          -    Expected to be immediately accretive

          -    Accelerated earnings growth potential
          -    Strong cash flow

-    PREMIER SUPPLIER in 13-state target region

-    REDUCES GPU'S SUPPLY RISK and enhances
     FE's generation utilization

-    Broadens unregulated MARKET OPPORTUNITIES

     -    Accelerates retail strategy deployment and brand image

     -    Leverage relationship across double customer-base

-    PROVEN MANAGEMENT team











--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

FirstEnergy(R)
   & GPU(SM)

       The Premier
       Regional Supplier of
   Energy and Related Services







                                                                  August 9, 2000

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, FirstEnergy Corp. and GPU, Inc. will file a joint proxy statement/prospectus with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT / PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement / prospectus (when available) and other documents filed by FirstEnergy and GPU with the Commission at the Commission's Web site at http://www.sec.gov. Free copies of the joint proxy statement / prospectus, once available, and each company's other filings with the Commission may also be obtained from the respective companies. Free copies of FirstEnergy's filings may be obtained by directing a request to FirstEnergy Corp., Investor Services, 76
S. Main St., Akron, Ohio 44308-1890, Telephone: 1-800-736-3402. Free copies of GPU filings may be obtained by directing a request to GPU, Inc., 300 Madison Ave., Morristown, NJ 07962-1911, Telephone: 1-973-401-8204.

FirstEnergy, its directors, certain executive officers, and certain other employees (Thomas M. Welsh, manager of Communications, and Kurt E. Turosky, manager of Investor Relations) may be deemed under the rules of the Commission to be "participants in the solicitation" of proxies from the security holders of FirstEnergy in favor of the merger. FirstEnergy's directors, and executive officers beneficially own, in the aggregate, less than 1% of the outstanding shares of FirstEnergy common stock. Security holders of FirstEnergy may obtain additional information regarding the interests of the "participants in the solicitation" by reading the joint proxy statement/prospectus relating to the merger when it becomes available.

GPU, its directors (Theodore H. Black, Fred D. Hafer (Chairman; CEO and President), Thomas B. Hagen, Robert Pokelwaldt, John M. Pietruski, Catherine A. Rein, Bryan S. Townsend, Carlisle A.H. Trost, Kenneth L. Wolfe and Patricia K. Woolf), certain executive officers (Ira H. Jolles (Senior Vice President and General Counsel), Bruce L. Levy (Senior Vice President and CFO) and Carole B. Snyder (Executive Vice President Corporate Affairs)) and certain other employees (Jeff Dennard (Director of Corporate Communications), Joanne Barbieri (Manager of Investor Relations) and Ned Raynolds (Manager of Financial Communications)) may be deemed under rules of the commission to be "participants in the solicitation" of proxies from the security holders of GPU in favor of the merger. GPU's directors, and executive officers beneficially own, in the aggregate, less than 1% of the outstanding shares of GPU common stock. Security holders of GPU may obtain additional information regarding the interests of "participants in the solicitation" by reading the joint proxy statement/prospectus relating to the merger when it becomes available.


--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

                                    APPENDIX












DIRECT INQUIRIES TO:

Kurt E. Turosky
FirstEnergy Corp.
330-384-5500

www.firstenergycorp.com



Joanne M. Barbieri
GPU
(973) 401-8720

www.GPU.com






--------------        --------------------------------         -----------------
FirstEnergy(R)        The Premier Regional Supplier of         FirstEnergy & GPU
                      Energy and Related Services
--------------        --------------------------------         -----------------

GPU
===========================================================================

DISCUSSION LEADER TALKING POINTS


AUGUST 8, 2000






Towers Perrin
-------------=============


                  SAFE HARBOR STATEMENT UNDER THE PRIVATE

                 SECURITIES LITIGATION REFORM ACT OF 1995

This presentation contains forward-looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of FirstEnergy Corp. and GPU, Inc. are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties set forth in FirstEnergy's and GPU's filings with the SEC, including risks and uncertainties relating to: failure to obtain expected synergies from the merger, delays in obtaining or adverse conditions contained in any required regulatory approvals, changes in laws or regulations, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, availability and pricing of fuel and other energy commodities, legislative and regulatory changes (including revised environmental and safety requirements), availability and cost of capital and other similar factors. Readers are referred to FirstEnergy's and GPU's most recent reports filed with the Securities and Exchange Commission.


ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, FirstEnergy Corp. and GPU, Inc. will file a joint proxy statement/prospectus with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT / PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement / prospectus (when available) and other documents filed by FirstEnergy and GPU with the Commission at the Commission's Web site at http://www.sec.gov. Free copies of the joint proxy statement / prospectus, once available, and each company's other filings with the Commission may also be obtained from the respective companies. Free copies of FirstEnergy's filings may be obtained by directing a request to FirstEnergy Corp., Investor Services, 76 S. Main St., Akron, Ohio 44308-1890, Telephone: 1-800-736-3402. Free copies of GPU filings may be obtained by directing a request to GPU, Inc., 300 Madison Ave., Morristown, NJ 07962-1911, Telephone: 1-973-401-8204.

FirstEnergy, its directors, certain executive officers, and certain other employees (Thomas M. Welsh, manager of Communications, and Kurt E. Turosky, manager of Investor Relations) may be deemed under the rules of the Commission to be "participants in the solicitation" of proxies from the security holders of FirstEnergy in favor of the merger. FirstEnergy's directors, and executive officers beneficially own, in the aggregate, less than 1% of the outstanding shares of FirstEnergy common stock. Security holders of FirstEnergy may obtain additional information regarding the interests of the "participants in the solicitation" by reading the joint proxy statement/prospectus relating to the merger when it becomes available.

GPU, its directors (Theodore H. Black, Fred D. Hafer (Chairman; CEO and President), Thomas B. Hagen, Robert Pokelwaldt, John M. Pietruski, Catherine A. Rein, Bryan S. Townsend, Carlisle A.H. Trost, Kenneth L. Wolfe and Patricia K. Woolf), certain executive officers (Ira H. Jolles (Senior Vice President and General Counsel), Bruce L. Levy (Senior Vice President and CFO) and Carole B. Snyder (Executive Vice President Corporate Affairs)) and certain other employees (Jeff Dennard (Director of Corporate Communications), Joanne Barbieri (Manager of Investor Relations) and Ned Raynolds (Manager of Financial Communications)) may be deemed under rules of the commission to be "participants in the solicitation" of proxies from the security holders of GPU in favor of the merger. GPU's directors, and executive officers beneficially own, in the aggregate, less than 1% of the outstanding shares of GPU common stock. Security holders of GPU may obtain additional information regarding the interests of "participants in the solicitation" by reading the joint proxy statement/prospectus relating to the merger when it becomes available.

Guidelines for Senior Leader Discussion                             GPU
===========================================================================

[] IN ADVANCE, REVIEW ALL COMMUNICATIONS TO EMPLOYEES TO BE SURE YOU ARE CONSISTENT WITH WHAT THEY ARE READING

[] Be sure all available employees are present before beginning the discussion

[]   Assign one person to record comments and questions

[] Start by asking if anyone wants to share their comments or concerns; indicate you will try to address through this discussion

[]   Remind employees of communication restrictions (see p. 2)

[]   Distribute employee information received via e-mail (see p. 3)

[]   Review main points from Fred's Remarks (p. 5-11)

[]   Answer employee questions

     []   Use text from Fred's Remarks and FAQs for approved answers

     [] If you do not know the answer to a questions, say so. Be sure all unanswered questions and comments are recorded and sent to Corporate Communications

     [] Indicate that questions and answers will be posted on the web site as soon as possible





Towers Perrin                                                           1
-------------=============

Important Communication Message                                     GPU
===========================================================================

[]   Please reiterate:

     [] We are committed to keeping you informed as to the progress of this merger and the impact it may have on you. However, communications about the merger will be limited due to the lack of available information at this time. We have established a process for collecting questions and communicating responses. Our intent and desire is to provide as much information as soon as it is available and possible to communicate.









Towers Perrin                                                           2
-------------=============

Employee Information                                                GPU
===========================================================================

                                                                    Frequently
Fred's Remarks        Facts At A Glance      Questions and            Asked
                                               Resources            Questions

[] Text from Fred     [] One-page            [] Provides a list     [] Gives answers
   Hafer's               summary of             of places where        to some
   employee              FirstEnergy-GPU        employees can go       potential
   broadcast             facts                  for information        employee
                                                about the merger       questions
                                                                    [] We'll be
                                                                       adding to these
                                                                       as we learn
                                                                       more







Towers Perrin                                                           3
-------------=============

Main Points from Fred's Remarks
===========================================================================









Towers Perrin
-------------=============

Business Strategy and Fit with FirstEnergy                          GPU
===========================================================================

[] The merger is consistent with our business strategy to build our infrastructure, improve on our delivery of services, and grow energy-related businesses

[] The industry landscape and rules have changed significantly in the last 12 months. There are a few big players and a number of smaller players

     []   With this kind of fragmentation, consolidation is inevitable

[] The merger with FirstEnergy will ensure that we are part of a substantial company that can stand on its own feet and grow








Towers Perrin                                                           5
-------------=============

Timing of Merger                                                    GPU
===========================================================================

[]   We hope to complete the merger by mid 2001.

[] The actual process could take as little as nine months and as long as 18 months, depending on regulatory approval.











Towers Perrin                                                           6
-------------=============

General Information about FirstEnergy                               GPU
===========================================================================

[]   General information about FirstEnergy:

     [] Tenth largest investor-owned retail energy and related services supplier Headquartered in Akron, Ohio

     []   2.2 million customers

     [] 13,200 mile service area in northern and central Ohio and western Pennsylvania

     []   Revenues were $6.7 billion for 12 months ended June 30, 2000

     [] Operate 16 power plants that produce approximately 12,000 megawatts of electricity. Annually, FirstEnergy sells about 62 billion kilowatt-hours of electricity

     [] Complementary service territories which enable us to have a significant footprint in Ohio, Pennsylvania and New Jersey








Towers Perrin                                                           7
-------------=============

Merger or Acquisition                                               GPU
===========================================================================

[] It is important to keep in mind that this is a complex transaction. You may hear it described as a merger or an acquisition

[]   In reality, the deal falls between the two

[] As a merger, this is a combination of companies where we have a significant input into the terms of the deal and what the new organization will look like going forward

[] It may look like an acquisition because FirstEnergy is larger and is paying our shareholders a premium

[] Perhaps the best way to characterize the deal is that we are operating in a spirit of partnership









Towers Perrin                                                           8
-------------=============

Transition Process                                                  GPU
===========================================================================

[] Until the merger is complete, the two companies will operate independently. During this period of time, a transition process will be implemented to integrate the two organizations.

[] A Transition Management Steering Committee will oversee the transition. Members will include Peter Burg, CEO of FirstEnergy, and Committee Chair, Fred Hafer, Committee Vice Chair, Carole Snyder, and two other executives from FirstEnergy. Responsibilities:

     [] Serve as conduit for the flow of information between the two companies and their subsidiaries

     [] Develop regulatory plans and proposals, corporate organizational and management plans, and workforce combination proposals

     [] Evaluate and recommend the best way to organize and manage the new company.

[] People representing both organizations will serve on transition teams to review practices from each company and recommend the best practices going forward. This process will enable people to begin working together, facilitating integration after the merger is completed.


Towers Perrin                                                           9
-------------=============

Structure and Locations                                             GPU
===========================================================================

[] GPU subsidiaries will operate as subsidiaries of FirstEnergy. The GPU Energy name will be retained, and added to the name will be "a FirstEnergy company."

[] The headquarters of the new entity will be located in Akron, Ohio, with a significant presence in Pennsylvania and a continued executive and operating presence in New Jersey.

[] GPUE will continue to be headquartered in Reading. Other business units will continue to operate in their current locations through the merger completion; their locations and operations will be reviewed during the transition process.







Towers Perrin                                                           10
-------------=============

Leadership and Staffing                                             GPU
===========================================================================

[] Fred Hafer will serve as Chairman of FirstEnergy until he retires at age 62. Peter Burg will serve as Vice Chairman and CEO of FirstEnergy. Mike Chesser, CEO and president of GPU Energy, will remain in his role.

[] The combined company will need most of the resources available in both companies and is dedicated to retaining valuable talent.

[] Where there are duplicate roles and services, however, decisions will be made during the transition process about how to select those needed for the future of the business. GPU and FirstEnergy have agreed that the criteria for selecting non-bargaining unit employees from both companies for employment by the new company will include previous work history, job experience and qualifications.

[] There will be many new and significant job opportunities available to GPU employees, although the specifics of these will not be known immediately.

[] Decisions about jobs and the selection process will be communicated as soon as they are known.




Towers Perrin                                                           11
-------------=============

Leadership and Staffing, continued                                  GPU
===========================================================================

[] Once the merger is completed some employees may be asked to move. These employees will be provided financial assistance and relocation services for their moves. For those who choose not to relocate, GPU will establish an Employee Merger Transition Program.

[] For employees who choose not to relocate or are not asked to join the new company, GPU will establish an Employee Merger Transition Program (for nonbargained employees of GPUS and GPUE). This program will provide financial protection, medical, dental and life insurance, and outplacement services for a specified period of time for employees who do not join the combined company. Details of this program are described in a separate document.







Towers Perrin                                                           12
-------------=============

Closing Remarks                                                     GPU
===========================================================================

[]   The leadership team is enthusiastic about this decision

     [] We believe that our collective efforts will bring us greater success in the energy industry

[] It's in all of our best interests to continue our focus on meeting and exceeding customer expectations

     [] Please continue to strive for excellence in your daily work and support one another through this change

[] In the coming weeks, we will update the Merger Web Site, publish future issues of Connect!, and hold meetings to give you available new information

[] My role is to continue to provide you with support and information. If you have concerns or questions that aren't getting addressed, please let me know.






Towers Perrin                                                           13
-------------=============

INFORMATION FROM WEB-SITE

                  SAFE HARBOR STATEMENT UNDER THE PRIVATE

                 SECURITIES LITIGATION REFORM ACT OF 1995

This presentation contains forward-looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of FirstEnergy Corp. and GPU, Inc. are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties set forth in FirstEnergy's and GPU's filings with the SEC, including risks and uncertainties relating to: failure to obtain expected synergies from the merger, delays in obtaining or adverse conditions contained in any required regulatory approvals, changes in laws or regulations, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy market prices, availability and pricing of fuel and other energy commodities, legislative and regulatory changes (including revised environmental and safety requirements), availability and cost of capital and other similar factors. Readers are referred to FirstEnergy's and GPU's most recent reports filed with the Securities and Exchange Commission.


ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed merger, FirstEnergy Corp. and GPU, Inc. will file a joint proxy statement/prospectus with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT / PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the joint proxy statement / prospectus (when available) and other documents filed by FirstEnergy and GPU with the Commission at the Commission's Web site at http://www.sec.gov. Free copies of the joint proxy statement / prospectus, once available, and each company's other filings with the Commission may also be obtained from the respective companies. Free copies of FirstEnergy's filings may be obtained by directing a request to FirstEnergy Corp., Investor Services, 76 S. Main St., Akron, Ohio 44308-1890, Telephone: 1-800-736-3402. Free copies of GPU filings may be obtained by directing a request to GPU, Inc., 300 Madison Ave., Morristown, NJ 07962-1911, Telephone: 1-973-401-8204.

FirstEnergy, its directors, certain executive officers, and certain other employees (Thomas M. Welsh, manager of Communications, and Kurt E. Turosky, manager of Investor Relations) may be deemed under the rules of the Commission to be "participants in the solicitation" of proxies from the security holders of FirstEnergy in favor of the merger. FirstEnergy's directors, and executive officers beneficially own, in the aggregate, less than 1% of the outstanding shares of FirstEnergy common stock. Security holders of FirstEnergy may obtain additional information regarding the interests of the "participants in the solicitation" by reading the joint proxy statement/prospectus relating to the merger when it becomes available.

GPU, its directors (Theodore H. Black, Fred D. Hafer (Chairman; CEO and President), Thomas B. Hagen, Robert Pokelwaldt, John M. Pietruski, Catherine A. Rein, Bryan S. Townsend, Carlisle A.H. Trost, Kenneth L. Wolfe and Patricia K. Woolf), certain executive officers (Ira H. Jolles (Senior Vice President and General Counsel), Bruce L. Levy (Senior Vice President and CFO) and Carole B. Snyder (Executive Vice President Corporate Affairs)) and certain other employees (Jeff Dennard (Director of Corporate Communications), Joanne Barbieri (Manager of Investor Relations) and Ned Raynolds (Manager of Financial Communications)) may be deemed under rules of the commission to be "participants in the solicitation" of proxies from the security holders of GPU in favor of the merger. GPU's directors, and executive officers beneficially own, in the aggregate, less than 1% of the outstanding shares of GPU common stock. Security holders of GPU may obtain additional information regarding the interests of "participants in the solicitation" by reading the joint proxy statement/prospectus relating to the merger when it becomes available.

WHY MERGE?
You may be surprised that GPU is merging with FirstEnergy when we've said previously that we wanted to stay independent and seek our own acquisitions. However, the industry landscape and rules have changed significantly in the last 12 months.
There are a few big players and a number of smaller players. Those who ignore or fight consolidation will not be successful. Winners will be those who have critical mass and strength -- like FirstEnergy and GPU combined.

WHO'S FIRSTENERGY?
     FirstEnergy is the tenth largest investor-owned retail energy and related services supplier and is headquartered in Akron, Ohio. FirstEnergy provides services to a customer base of 2.2 million within 13,200 miles of northern and central Ohio and western Pennsylvania. The company's revenues were $6.7 billion for the 12 months ending on June 30, 2000.

THE RIGHT FIT
FirstEnergy is the right fit for us in terms of our strategic objectives, our culture and values, our locations, and our systems.
     FirstEnergy is committed to growth in nonregulated businesses, including construction and telecommunications.
     FirstEnergy has a construction business that will be complementary to our businesses.
     We both strongly value our people and our communities.
     Our service territories are complementary.

In comparison to other utility mergers, GPU and FirstEnergy offer services that are complementary. Our goal is to integrate and maximize the strengths of both organizations, becoming a formidable presence in the industry.


WHAT'S NEEDED TO COMPETE?
Merging with FirstEnergy enables GPU to be part of an organization with the customer base and market capitalization necessary to compete in the consolidating utility market. Industry projections suggest that to compete effectively:
        5 million plus customers are necessary
        GPU currently has 2 million customers in the U.S.
        Market capitalization should be close to $10 billion.
GPU has a market capitalization of $3.7 billion compared to other companies like Duke, Southern and Peco/Unicom, all of whom have market capitalization in the teens.

GPU + FIRSTENERGY -- WHAT WE'LL HAVE TOGETHER
The merger between FirstEnergy and GPU creates a combined company with:
     4.3 million customers in the U.S.
     2.7 million international customers
     Estimated market capitalization of $9 billion and revenues of $12 billion
     Geographic strength with a strong east/west position and a solid "footprint" in Ohio, Pennsylvania and New Jersey with 37,200 miles of service territory
     16 power plants producing approximately 12,000 megawatts of electricity
     Nonregulated businesses in construction, contracting, energy management and telecommunications.
Financially,  the new company  can:
     Improve customer retention potential through increased product/service offerings
     Diversify our customer base
     Improve the overall cost structure
     Provide opportunities to leverage efficiencies to create value.
GPU will also benefit from a competitive cost structure and larger mass. FirstEnergy's development in HVAC systems is a good fit for MYR, and their subsidiary in western Pennsylvania complements GPUE's service territory.

WHAT ATTRACTED FIRSTENERGY TO GPU?
There are many reasons why FirstEnergy wanted to combine businesses with
GPU:
     GPU has a solid business strategy.
     We have rapidly developed nonregulated businesses, including leading construction companies and Telcom.
     We've made advancements in preparation for deregulation.
SAP is already implemented -- cutting-edge technology that sets GPU apart from most other utilities.

MERGER OR ACQUISITION?
This is a complex transaction. You may hear it described as a merger or an acquisition. In reality, the deal falls between the two.
     As a merger, this is a combination of companies where we have significant input into the terms of the deal and what the new organization will look like going forward. A significant number of GPU people will be involved in the process.
     It may look like an acquisition because FirstEnergy is larger and is paying our shareholders a premium.
Perhaps the best way to characterize the deal is that we are operating in a "spirit of partnership."

HOW WILL IT HAPPEN?
Successful mergers involve a lot of careful planning and hard work. Our leadership team is committed to making this transition as smooth as possible. Here are some of the details of how the merger will happen. We'll add more details as we know them.

TIMING AND PROCESS
GPU and FirstEnergy hope to complete the merger by mid-2001. The actual process could take as little as nine months and as long as 18 months, depending on regulatory approval.
Until the merger is complete, the two companies will operate independently. During this period of time, a transition process will be implemented to integrate the two organizations. A Transition Management Steering Committee will oversee the transition. Members will include Peter Burg, CEO of FirstEnergy and Committee Chair; Fred Hafer, Committee Vice Chair; Carole Snyder and two other executives from FirstEnergy.

HERE'S WHAT THEY'LL DO:
     Serve as a conduit for the flow of information between the two companies and their subsidiaries
     Develop regulatory plans and proposals, corporate organizational and management plans, and workforce combination proposals
     Evaluate and recommend the best way to organize and manage the new company.

People representing both organizations will serve on transition teams to review practices from each company and recommend the best practices going forward. This process will give people from the two companies a chance to work together, helping to smooth the integration.

OUR NAME AND STOCK
Following the completion of the merger, the stock will be traded under FirstEnergy's name. GPU subsidiaries will operate as subsidiaries of the FirstEnergy Corp. The GPU Energy name will be retained, and added to the name will be "a FirstEnergy company."

HEADQUARTERS
The headquarters of the new entity will be located in Akron, Ohio, with a significant presence in Pennsylvania and a continued executive and operating presence in New Jersey. GPUE will be directed by current CEO and President Mike Chesser and continue to be headquartered in Reading. Other business units will continue to operate in their current locations through the merger completion; their locations and operations will be reviewed during the transition process.

STAFFING
The combined company will need most of the resources available in both companies -- and is dedicated to retaining valuable talent. There will be new and significant job opportunities available to GPU employees, although the specifics of these will not be known immediately. Decisions will be made during the transition process about how to select those needed for the future of the business. GPU and FirstEnergy have agreed that the criteria for selecting non-bargaining unit employees from both companies for employment by the new company will include previous work history, job experience and qualifications. GPU will have substantial input in determining the selection process. Decisions about jobs and the selection process will be communicated as soon as possible.

WHAT IF IT DOESN'T HAPPEN?
Although we fully expect that the merger will go forward, it is possible that it will not take place. We will do everything we can to expedite the regulatory approval process.
However, it's critically important that we make sure we could continue operating on our own, even as we plan for the merger to go through. That means that all GPU employees must continue to focus on delivering superior customer service in every way.

WHAT ABOUT ME?
Probably the first question that comes to mind when a merger is announced is, What about me? Will I have a job? Will I have to move? What's going to happen to my pay and benefits? How do I explain things to my family? And many more ...
We don't know yet exactly what is going to happen. So we can't tell you definitely that you will have a job. However, we do know that a majority of GPU employees will not see a change in their roles due to the merger.
The waiting and uncertainty is hard. We know that. Right now we can tell you the plans we've made so far. And we'll tell you more as we can.

EMPLOYEES STAYING WITH THE COMBINED COMPANY
Benefit options and the compensation review process will remain unchanged for bargaining unit employees under the terms of the collective bargaining agreements.
For non-bargaining employees it is expected that GPU employees would transition to FirstEnergy programs. This transition may not take place immediately and may only take place after a comprehensive review of both companies' programs during the transition process.

RELOCATION
Once the merger is completed some employees may be asked to move. These employees will be provided financial assistance and relocation services for their moves.

EMPLOYEE MERGER TRANSITION PROGRAMS
For those who are not offered a position in the combined company, or who choose not to relocate, GPU will establish an Employee Merger Transition Program. This program will provide financial protection, medical, dental and life insurance, and outplacement services for a specified period of time for employees who do not join the combined company. Details of this program will be communicated shortly.